Exhibit 99.1

FOR IMMEDIATE RELEASE:

Quanex Names William C. Griffiths as Chairman, President and Chief Executive Officer

HOUSTON, July 8, 2013 (NYSE:NX) – Quanex Building Products Corporation, an industry-leading manufacturer of value-added, engineered materials and components serving the energy-efficient building products markets, announced today that its Board of Directors has elected William C. Griffiths, 61, as Chairman, President and Chief Executive Officer of Quanex, effective July 9, 2013. Mr. Griffiths has served on the Board since 2009 and succeeds David D. Petratis who resigned to accept a position with another company.

“Bill is a seasoned executive with experience in a wide range of industries including building products. He has been a valued contributor during his tenure on the Board and we look forward to his leadership of Quanex” said Joseph D. Rupp, Lead Director, on behalf of the Board. “The Board is delighted in having Bill to be Quanex’s next CEO, as he is very familiar with the operations and strategic direction of the company.”

“Bill is the right executive to be the next CEO of Quanex as the management team focuses on making Quanex a significant force in the Building Products industry,” said Susan F. Davis, Quanex Board member and Chairperson of the Management Development & Compensation Committee. “He is a well-rounded leader with a track record of positioning businesses under his stewardship with leading-edge manufacturing capabilities and driving impressive growth. His process based, results-oriented management style and knowledge of the building products industry will be invaluable as he drives growth at Quanex.”

“I am excited to be leading Quanex Building Products,” said Griffiths. “I have enjoyed working with Dave as he and the Board developed Quanex’s strategy over the past five years. We wish him the very best and thank him for his past service. My focus will be to continue to execute on that strategy and deliver superior customer service to our customers and long-term value to our shareholders. I look forward to working with the leadership team as we continue building strength across all of Quanex.”

Mr. Griffiths was most recently the Managing Director and member of the Board of Directors of Sealine International Ltd., a privately held manufacturer of motor yachts based in the United Kingdom, until June 2013. Prior to joining Sealine, he served as Chairman of the Board, President and CEO of Champion Enterprises, Inc., a producer of modular and manufactured housing, and President – Fluid Systems Division of SPX Corporation, a global multi-industry company. Mr. Griffiths also served as a member of the Board of Wolverine Tube, Inc. from 2005 to 2007. He graduated from the University of London with a BS with Honors in Mining Engineering. In addition, Mr. Griffiths is a graduate of the Harvard Business School’s PMD executive education program and serves as an Advisory Board Member for Graduate Studies and Research at the University of Notre Dame.

Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered products and components, serving the energy-efficient building products markets. Quanex is committed to bringing innovative products and solutions to our markets through passionate people, powerful brands, creative thinking and, above all, integrity.

CONTACT:

Investor Contact: Marty Ketelaar, 713-877-5402 martin.ketelaar@quanex.com

Media Contact: Valerie Calvert, 713-877-5305, valerie.calvert@quanex.com

www.quanex.com